Exhibit 99.1

PRESS RELEASE	Contact: Billy Freesmeier
November 26, 2025, 8:00 AM ET	Chief of Staff
Desk (703) 481-4579

MainStreet Bancshares, Inc. Announces CFO Planned Retirement

Bank CFO to Assume Company CFO Title and Responsibilities

Fairfax, VA., November 26, 2025 — MainStreet Bancshares, Inc. (Nasdaq: MNSB & MNSBP), the Financial Holding Company for MainStreet Bank, announced that Thomas J. Chmelik will retire as the Chief Financial Officer of MainStreet Bancshares, Inc. on December 31, 2025.  He will continue to serve as the Senior Executive Vice President and Secretary of the Bank and Company through December 31, 2027.

Mr. Chmelik is a co-founder of MainStreet Bank, which opened in May 2004.  Chmelik is a career banker having served as the CFO of four successful community banks in the Washington, DC market as well as working on a World Bank initiative to restructure the National Bank of Commerce – the largest commercial bank in Tanzania, Africa.

“Co-founding and building MainStreet Bank has been the highlight of my banking career,” said Tom Chmelik.  “There were 7,767 bank charters in the beginning of 2004 and that number declined by almost 43% over the past 21 years.  There is still a strong need for community banks in this country – as we provide the majority of financing for small businesses.  I plan to remain on both the Company and Bank Boards and will stay engaged with the leadership team in a reduced capacity.”

“I feel very fortunate to have worked side-by-side with Tom to establish and build MainStreet Bank,” said Jeff W. Dick, Chairman & CEO of MainStreet Bancshares, Inc. and MainStreet Bank.  “Tom is an unconventional CFO - he’s as comfortable behind the desk as he is out in the community sourcing new loan and deposit opportunities for the team.  I’m especially proud of the job Tom did in preparing our Bank CFO Alex Vari to assume the role as Company CFO upon his planned retirement.”

“I’m excited for the opportunity to step into the Company CFO position,” said Alex Vari, CPA, CFO and Executive Vice President of MainStreet Bank.  “Tom has given me the opportunity to lead our financial preparation and public disclosures, as well as interact with our investor community over the past several years.  I’m confident that the team will continue to maintain the high standards that Tom established.”

BACKGROUND: MainStreet Bancshares, Inc. (Nasdaq: MNSB & MNSBP), is a small-cap financial holding company trading in the Nasdaq Capital Market and listed on the Russell 2000 index. The Company owns 100% of MainStreet Bank, a business-focused community bank headquartered in Fairfax, Virginia. The Bank engages a branch-lite model with six full-service financial centers in Herndon, Fairfax, McLean, Leesburg, Clarendon, and Washington, D.C. MainStreet Bank has over 55,000 free ATMs and a fully integrated online and mobile banking solution. The Bank is not restricted by a conventional branching system, as it can offer business customers the ability to Put Our Bank in Your Office®. With easy-to-use online business banking technology, MainStreet has “put our bank” in well over 1,000 businesses in the metropolitan area.

MainStreet Bank has a robust line of business and professional lending products, including government contracting lines of credit, commercial lines and term loans, residential and commercial construction, and commercial real estate. MainStreet Bank is an SBA Preferred Lender, offering 7A and 504 lending solutions. From sophisticated cash management to enhanced mobile banking and instant-issue Debit cards, MainStreet Bank is always looking for ways to improve our customer's experience.

MainStreet Bank was the first community bank in the Washington, D.C., metropolitan area to offer a full online business banking solution. MainStreet Bank was also the first bank headquartered in the Commonwealth of Virginia to offer CDARS and ICS – solutions that provides multi-million-dollar FDIC insurance. Further information on the Bank can be obtained by visiting its website at mstreetbank.com.

MainStreet Bancshares, Inc. has an investment grade rating of "A" from Egan-Jones Rating Company.

This release may contain forward-looking statements, including our expectations with respect to future events that are subject to various risks and uncertainties. The statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursuant,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. Factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations include: fluctuation in market rates of interest and loan and deposit pricing, adverse changes in the overall national economy as well as adverse economic conditions in our specific market areas, future impacts of pandemic outbreaks, maintenance and development of well-established and valued client relationships and referral source relationships, and acquisition or loss of key production personnel. We caution readers that the list of factors above is not exclusive. The forward-looking statements are made as of the date of this release, and we may not undertake steps to update the forward-looking statements to reflect the impact of any circumstances or events that arise after the date the forward-looking statements are made. In addition, our past results of operations are not necessarily indicative of future performance.